Exhibit 10.1

FIRST AMENDMENT

TO THE

MOMENTUS INC.

2021 EQUITY INCENTIVE PLAN

THIS FIRST AMENDMENT TO THE MOMENTUS INC. 2021 EQUITY INCENTIVE PLAN (this “First Amendment”) is effective as of May 19, 2025. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Plan (as defined below), and all section references shall refer to the Plan.

RECITALS

WHEREAS, Momentus Inc. (the “Company”) currently awards long-term compensation to certain non‑employee directors, employees, and consultants under its 2021 Equity Incentive Plan (as amended, the “Plan”);

WHEREAS, the Plan reserves 8,547 shares of Class A common stock, on a split-adjusted basis, for issuance in connection with awards granted thereunder;

WHEREAS, the Company desires to amend the Plan to increase the number of shares of Class A common stock reserved for issuance under the Plan by 950,000 shares;

WHEREAS, this First Amendment requires the approval of the Company’s stockholders; and

WHEREAS, the Board has determined that it is in the best interests of the Company, subject to the approval of the Company’s stockholders at the Company’s 2025 Annual Meeting of Stockholders, to amend the Plan to increase the number of shares of Class A common stock reserved for issuance under the Plan by an additional 950,000 shares, from 125,627 shares to 1,075,627 shares, and to amend the Plan as set forth in this First Amendment.

NOW, THEREFORE, the Plan shall be amended effective as of the date hereof as follows:

1. Paragraph 3(a) of the Plan is deleted in its entirety and replaced with the following:

(a) Stock Subject to the Plan. Subject to the provisions of Sections 3(b) and 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is will not exceed the sum of (i) 1,075,627 new Shares, plus (ii) the number of Shares subject to awards or issued under the Company’s Amended and Restated 2018 Stock Plan and Space Apprentices Enterprise Inc. 2018 Stock Plan (the “Existing Plans”) that otherwise would have been returned to the Existing Plans on or after the Effective Date on account of the expiration, cancellation, forfeiture or repurchase of awards granted thereunder. The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing, subject to the provisions of Section 15 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options exceed the number set forth in this Section 3(a) plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any Shares that again become available for issuance pursuant to Sections 3(b) and 3(c).

2. Except as modified herein, all other terms and conditions of the Plan shall remain in full force and effect. In the event of a conflict between this First Amendment and the Plan, this First Amendment shall control.

IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the Plan, to be effective as of the date first written above.

MOMENTUS INC.

By:	/s/ Lon Ensler

Name: Lon Ensler

Title: Interim Chief Financial Officer